UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _ )
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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as
permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Allied Capital Corporation

(Name of Registrant as Specified in Its Charter)

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Please Vote Your Shares
February 12, 2010
Fellow Shareholders,
We are writing to ask you to vote to approve the merger between Allied Capital and Ares Capital. The expected benefits of the merger are summarized at right.
Your vote is extremely important. The majority – about 70% – of Allied Capital’s 180 million shares outstanding are held by individual investors. It is crucial that all of our shareholders participate in this vote, and we ask that you read the enclosed materials and vote your shares.
A proxy statement detailing the merger is included in this package or available on our website at www.alliedcapital.com. You can vote either by proxy, phone or internet by following the instructions on the last page of this letter, or at the Special Stockholders’ Meeting to be held on March 26, 2010 at the offices of Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Avenue, N.W., Washington, D.C. 20004. Every vote counts, no matter how many shares you own, and we ask that you contribute to this important decision.
If approved, Allied Capital shareholders will become Ares Capital shareholders, with each Allied Capital shareholder receiving 0.325 shares of Ares Capital common stock for each share of Allied Capital stock currently owned. After the merger is completed, current Allied Capital shareholders will own approximately 30% of the combined company.
Expected Benefits of the Merger
•	Resumption of Dividend Payments · Improved Access to the Debt Capital Markets

•	Improved Access to the Equity Capital Markets

•	Increased Portfolio Diversity

•	Strategic and Business Considerations

•	Increased Liquidity and Flexibility

•	Value Creation
For the merger to be approved, an affirmative vote is required from two-thirds of Allied Capital shares outstanding. Shareholders who abstain or who fail to return their proxies will have the same effect as if they voted “against” the merger.

We Believe Ares Capital is a Strong Partner
We believe Allied Capital shareholders will benefit from a combination with Ares Capital. The combined company will benefit from a well-capitalized balance sheet, access to capital for growth, an excellent middle market investment origination team and a proven asset management platform. Through this transaction we expect to create a company that is well-positioned for future growth in a market that presents attractive investment opportunities.
We believe the benefits of the merger with Ares Capital include:
• Resumption of Dividend Payments. We believe our shareholders will benefit from the potential to receive dividend payments by taking advantage of Ares Capital’s dividend, which has been consistently paid on a quarterly basis since April 2006 in an amount of at least $0.35 per share.
• Improved Access to the Debt Capital Markets. We anticipate that the combined company will be able to access debt capital at a lower cost and with better terms than are available to Allied Capital on a stand-alone basis. Ares Capital currently has an investment grade rating of “BBB” from both Standard & Poor’s and Fitch Ratings.
• Improved Access to the Equity Capital Markets. Since the announcement of the merger agreement, Ares Capital’s trading price has exceeded its net asset value per share and it has raised approximately $268 million in new equity above its net asset value. We believe the merged company should enjoy similar access to capital to facilitate its growth.
• Increased Portfolio Diversity. The merger will increase portfolio diversity.
• Strategic and Business Considerations. Because Allied Capital’s shareholders will be shareholders of Ares Capital following the merger and subsequent combination, Allied Capital shareholders will participate in the future growth of Ares Capital. Ares Capital is managed by Ares Management, an asset manager with approximately $33 billion of committed capital under management and a solid performance history.

• Increased Liquidity and Flexibility. The merger would reduce the need to sell assets to retire debt and increase asset coverage. Allied Capital currently has limited liquidity, which has required and would continue to require it to sell assets. Such sales of income producing assets could further reduce Allied Capital’s earnings and future dividend potential.
• Value Creation. On the day prior to the transaction announcement, Allied Capital stock was trading at $2.73 and Ares Capital stock was trading at $10.69. On February 11, 2010, Allied Capital stock closed at $3.93 and Ares Capital stock closed at $12.05. We are hopeful that the combined company’s growth prospects will continue to be reflected in its dividend payments and share price over time.
In summary, we believe this transaction will create a stronger company that is well positioned for future growth in a market that presents excellent investment opportunities.
How to Vote Your Shares
If your shares are held in a bank or brokerage account
1. You can vote by mailing in your Voting Instruction Form.
2. You can vote by contacting your broker, if your shares are held in “street name.”
3. You can vote by calling (800) 454-8683. You will need to have your Voting Instruction Form and control number accessible to be able to vote.
4. You can vote by going on the Internet to www.proxyvote.com. Again, you’ll need your Voting Instruction Form and control number.
If your shares are held in a bank or broker account and you plan on voting at the meeting you must obtain a Legal Proxy from your bank or broker which will enable you to vote your shares in the correct manner. If you only have your Voting Instruction Form it will not be sufficient for voting your shares. You must have a Legal Proxy provided by your bank or broker.
If you are a Registered Holder
1. You can vote by mailing in your proxy card.
2. You can vote by calling (866) 239-6856. You will need to have your proxy card and proxy control number accessible to be able to vote.
3. You can vote by going on the Internet to www.proxyvotenow.com/ALD. Again, you’ll need your proxy card and proxy control number.

4. You can vote by attending the Allied Capital Special Stockholders’ Meeting instead of submitting a proxy. If you chose to attend the meting, please bring an identification and proof of your ownership of Allied Capital stock.
In the upcoming weeks, you may receive a telephone call from our proxy solicitor, Georgeson, whom we have hired to contact some of our shareholders to urge them to vote their shares. You will be able to cast your vote through Georgeson. If you need to contact Georgeson the number is (866) 695-6072. Again, we have a large shareholder base and every vote counts.
Thank you for your time and attention on this very important matter. Please do not hesitate to call us at 888-253-0512 if you have any questions about voting your shares. We are committed to speaking to every shareholder who calls, so if an Investor Relations representative is not available to speak to you when you call, please leave a message and we will return your call.
Sincerely,
William L. Walton
Chairman of the Board
John M. Scheurer
Chief Executive Officer and President
Please Vote Your Shares
Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

Important Additional Information Filed with SEC
This Communication is being made in respect of the proposed business combination involving Ares Capital and Allied Capital. In connection with the proposed transaction, Ares Capital has filed with the SEC a Registration Statement on Form N-14 that includes proxy statements of Ares Capital and Allied Capital and that also constitutes a prospectus of Ares Capital. On or around February 16, 2010, Ares Capital and Allied Capital will begin mailing the Joint Proxy Statement/Prospectus to their respective stockholders of record as of the close of business on February 2, 2010. INVESTORS AND SECURITY HOLDERS OF ARES CAPITAL AND ALLIED CAPITAL ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders will be able to obtain free copies of the Registration Statement and Joint Proxy Statement/Prospectus and other documents filed with the SEC by each of Ares Capital and Allied Capital through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained on Ares Capital Corporation’s website at www.arescapitalcorp.com or on Allied Capital Corporation’s website at www.alliedcapital.com.
Proxy Solicitation
Ares Capital, Allied Capital and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Ares Capital and Allied Capital stockholders in favor of the acquisition. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Ares Capital and Allied Capital stockholders in connection with the proposed acquisition is set forth in the Joint Proxy Statement/Prospectus filed with the SEC. You can obtain free copies of these documents from Ares Capital and Allied Capital in the manner set forth above.